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                                  EXHIBIT 4.22
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                AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK OF
                      POLLUTION RESEARCH AND CONTROL CORP.

         Pollution Research and Control Corp., 506 Paula Avenue, Glendale, California 91201 (the "Company"), hereby agrees, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to extend through 5:00 p.m., Los Angeles time, on November 30, 1995, that certain Warrant to Purchase Common Stock, a copy of which is attached hereto and incorporated herein by this reference, of the Holder, as hereinafter defined, entitling the Holder to purchase from the Company the number of Shares of Common Stock of the Company at the Purchase Price, both as set forth below, on or prior to the Expiration Date, as hereinafter defined.

         1. Definitions. As used in this Amendment to Warrant to Purchase Common Stock (the "Amendment"), the following terms shall mean:

                 (a)      "Holder" - John Kilmartin.

                 (b)      "Shares of Common Stock" - 27,000 shares.

                 (c)      "Purchase Price" - $1.58 per share.

                 (d) "Expiration Date" - 5:00 p.m., Los Angeles time, on December 15, 1994.

         2. Notices to Holder. Nothing contained in this Amendment shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter or as having any rights whatsoever as a shareholder of the Company. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered or mailed by registered or certified mail, postage prepaid, return receipt requested:

                 (a) If to the Holder, to the address of such Holder as shown on the books of the Company; or

                 (b) If to the Company, to the address set forth hereinabove.

         3. Change: Waiver. Neither this Amendment nor any term hereof may be changed, waived, discharged or terminated verbally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         4. Law Governing. This Amendment shall for all purposes be construed and enforced in accordance with, and governed by, the internal laws of the State of California, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer and to be effective as of June 6, 1994.

                      POLLUTION RESEARCH AND CONTROL CORP.


                      By:      /s/ Albert E. Gosselin, Jr.
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                            Albert E. Gosselin, Jr., President